EXHIBIT 99.1

www.bankrate.com
For more information contact:

Robert J. DeFranco
Senior Vice President
Chief Financial Officer
www.bankrate.com
bdefranco@bankrate.com
561.630.1230

FOR IMMEDIATE RELEASE

BANKRATE REPORTS DISMISSAL OF CLASS ACTION SUIT

NORTH PALM BEACH, FL—January 29, 2003—Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, today announced that on January 28, 2003, the United States Court of Appeals for the Second Circuit affirmed the dismissal of a shareholders’ class action suit in its entirety.

As previously disclosed, a shareholder class action lawsuit was filed against the Company and certain of its officers and directors, its auditor and its underwriters in the United States District Court for the Southern District of New York on March 28, 2000. On March 29, 2001, the United States District Court of the Southern District of New York dismissed the shareholders class action suit in its entirety with prejudice. On April 25, 2001, plaintiffs appealed the decision to dismiss the suit to the United States Court of Appeals for the Second Circuit.

February 5, 2003 Conference Call Reminder

The Company has scheduled a teleconference on its 2002 results on February 5 at 11:00 am Eastern Standard Time. Please dial in 1-800- 580-9496 10 minutes prior to the start time.

A replay of the teleconference will be available through February 26 by calling 1-888-843-8996 (domestic) or 1-630-652-3044 (international) and entering the pass code 6715886#.

About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 4 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial information and advice” category. Bankrate.com reviews more than 4,800 financial institutions in 173 markets in 50 states.

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Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of over 100 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 80 partners, including MSN (NASDAQ: MSFT), Yahoo! (NASDAQ: YHOO), America Online (NYSE: AOL), CNN and Smart Money. Bankrate.com’s information is also distributed through more than 100 national and state publications.

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